CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm, Custodian and Transfer Agent” and “Financial Highlights” and to the incorporation by reference of our report dated February 20, 2007 on Nuveen Investment Trust V comprised of the Nuveen Preferred Securities Fund in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of Nuveen Investment Trust V filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-138592) and in this Amendment No. 3 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-21979).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 27, 2007